Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(954) 653-2058	(239) 254-2132

BANCSHARES OF FLORIDA ANNOUNCES

FOURTH CONSECUTIVE QUARTER OF IMPROVED RESULTS

Naples, Fla. – February 2, 2004 — Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL) today reported a fourth quarter 2003 net loss of $383,000 or $0.12 per share, a 60% and 73% improvement, respectively, from fourth quarter 2002’s results. For full year 2003, the net loss was $2.7 million, 3% greater than in 2002, while the loss per share was $0.92, 38% less than in 2002 due to the increase in shares outstanding in first quarter 2003 from the company’s initial public offering.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This marks the fourth consecutive quarter of improved results. Compared to third quarter 2003, we reduced the dollar loss by 15% and the loss per share by 20%. Top-line revenue climbed 20% over the third quarter 2003 level while total loans rose by 23%, the largest quarterly increase in the company’s history. Asset quality continued to be strong, with nonperforming loans remaining very low at 0.02% of year-end loans outstanding and net charge-offs being manageable at 0.33% of fourth quarter average loans or 0.16% for the year.

Of the company’s two commercial banks, our founding Naples bank completed its second quarter in a row of being profitable, having successfully absorbed the costs of its new headquarters location within one year of occupancy. Our 18-month-old Ft. Lauderdale bank reduced its loss by over 50% versus fourth quarter 2002. Moreover, in just over three years of operation, our Florida Trust Company became profitable in the last two months of 2003. We continue to carefully manage our holding company costs.

Lastly, I’d like to comment on the gratifying success of a profitability incentive program which the company conducted with its employees in the latter half of 2003. The goal of the program, ‘Drive to December,’ was to achieve company-wide profitability in the month of December, excluding the impact of loan loss provision expense, which is a noncash item. Close teamwork and commitment of all 69 of our employees enabled achievement of that goal, for which each non-executive employee received a stock option award. I am confident that the enthusiasm generated by the program will be sustainable toward reaching our profitability goals for 2004.”

Throughout this press release, the term “top-line revenue” is used. The company considers this term to be useful in explaining the company’s performance, as it combines both its lending or spread income business (interest income less interest expense) and its fee income business, both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.

FOURTH QUARTER 2003 PERFORMANCE HIGHLIGHTS

1.	Reduced the net loss per share for the fourth consecutive quarter (which reflects the company’s 1.0 million share issuance in February 2003) to $0.12, and reduced the dollar net loss for the third consecutive quarter to $383,000.

2.	Reduced the fourth quarter net loss before loan loss provision expense to $132,000, 64% lower than in third quarter 2003 and 84% less than in fourth quarter 2002. As discussed below, the company regularly monitors improvement according to this measurement.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

3.	Increased loans in the fourth quarter by $37 million or 23% from third quarter 2003, the largest dollar and percentage growth in the company’s history, to $200 million in loans outstanding. Grew loans for the year by $95 million or 89%.

4.	Maintained asset quality at high levels as measured by very low nonperforming loans (0.02% of loans outstanding), unusually strong coverage of the loan loss allowance to nonperforming loans (32 times), minimal past due loans (30 days+ at 0.15%), and manageable net charge-offs (0.33% of average loans for the quarter and 0.16% for the year).

5.	Strongly grew top-line revenue, up 20% for the quarter from third quarter 2003 and up 63% for the year. The goal is to earn a balance of traditional banking spread income plus fee income that enables steady overall growth through the business cycle.

6.	Maintained a stable to rising net interest margin at 3.69% for the quarter, up 36 basis points from third quarter 2003. The average net interest margin for 2003 was 3.37%, off 27 basis points from 2002.

7.	Achieved a company record $131 million in assets under advisement at Florida Trust Company, up 19% versus September 30, 2003, and up 82% since the year-end 2002 level of $72 million.

8.	Carefully managed noninterest expense, holding the increase to 10% for the quarter compared to the same quarter last year versus a 56% growth rate in earning assets. Held the fourth quarter increase in noninterest expense to 5.4% compared to third quarter 2003 versus 16% earning asset growth.

9.	Improved efficiency of operations, measured by a 106% efficiency ratio for the quarter versus 120% in third quarter 2003, as the company works toward reaching profitability. The ratio was 166% in fourth quarter 2002. The company continues to selectively add key talent at its holding company to provide needed expertise and services to the member banks, enabling them to operate cost-effectively and be highly focused on customer service.

DISCUSSION OF MAJOR FACTORS REDUCING THE 4TH QUARTER AND 2003 NET LOSS

The primary reasons for the $68,000 earnings improvement in the fourth quarter compared to third quarter 2003 are the 20%, or $357,000, increase in top-line revenue (net interest income plus noninterest income) noted above, nearly half of which was offset by higher loan loss provision expense. Loan loss provision expense more than tripled that of the third quarter 2003 level. This latter increase reflects management’s assessment of the adequacy of the loan loss allowance, including its relationship to nonperforming loans (which are covered by over 32 times) and a rapidly growing loan portfolio. Approximately one-third of the increase in top-line revenue was absorbed by a relatively modest 5.4% rise in noninterest expense. The above combined changes resulted in a fourth quarter net loss of $383,000, a 15% improvement from third quarter 2003’s net loss of $451,000.

For full year 2003, top-line revenue rose a substantial 63% or $2.660 million over the prior year. Half this growth was contributed by the company’s new Ft. Lauderdale bank, with revenue at the more mature Naples bank increasing at nearly the same pace. Revenue at the Florida Trust Company was up by 85%.

Noninterest expense in 2003 increased at a slower pace (up $2.382 million or 37%) than top-line revenue, resulting in an improved efficiency ratio, defined as noninterest expense divided by top-line revenue. The full-year 2003 ratio was 127% (reflecting the present loss position of the company), a 23 percentage point improvement over the prior year. The fourth quarter 2003 efficiency ratio was a better 106%.

The increase in noninterest expense in 2003 compared to the prior year was largely due to the new Ft. Lauderdale bank (which was open for the last six months of 2002), the occupancy of the new headquarters office in Naples in summer 2002 (whose increased quarterly costs began to be covered by higher quarterly revenue at the Naples bank beginning in third quarter 2003), expansion of Florida Trust Company activities, and the addition of key personnel to support expanded operations.

Lastly, loan loss provision expense, which builds the allowance (after the impact of net charge-offs), increased by $346,000 or 71% in 2003 to $833,000, largely due to credit risks related to vigorous loan

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

growth of 89% during the year. The loan loss allowance ended 2003 at $1.568 million, up 73% over the last twelve months.

The above combined changes for year resulted in a 2003 net loss of $2.708 million, a $68,000 or 2.6% increase from 2002’s net loss of $2.640 million.

The company’s 2003 net loss before loan loss provision expense was $1.9 million, a $278,000 or 13% improvement over the prior year. The company considers this measurement an important indication of the size of its earnings stream (top-line revenue less noninterest expense) and its ability to absorb loan loss provisioning caused by rapid loan growth. Because of the requirement to provide for loan loss allowance on credit risks coincident with loan growth, it may take several months before the net interest income on loan growth covers the associated loan loss provision expense. The larger the company’s earnings stream becomes, the less the disproportionate impact on profitability of the preceding provisioning. The net loss before loan loss provision expense for fourth quarter 2003 improved by 64% over third quarter 2003 to $132,000.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this press release as well as other investor relations materials. Click on “Investor Relations” and select the “News” section. That section will also contain a supporting fourth quarter 2003 analysis giving additional line item discussion of results and earnings guidance for 2004. It will be available on February 2, 2004 and additionally will be found on a Form 8-K filed with the Securities and Exchange Commission as of that date.

BANCSHARES OF FLORIDA, INC.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”), is a $223- million-asset bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Since December 30, 2002, Bancshares’ common stock has been listed on the NASDAQ SmallCap Market under the symbol “BOFL”. Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month & twelve-month periods ended December 31, 2003 and 2002, and September 30 2003, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and stock options as required. Book value per share excludes the effect of any outstanding stock warrants and stock options.

	For the Three Months Ended							For the Twelve Months Ended
			Increase/(decrease)			Increase/(decrease)				Increase/(decrease)
	Dec 31, 2003	Sep 30, 2003	$	%	Dec 31, 2002	$	%	Dec 31, 2003	Dec 31, 2002	$	%
Total interest income	$2,662	$2,253	$409	18.2%	$1,749	$913	52.2%	$8,856	$5,884	$2,972	50.5%
Total interest expense	863	807	56	6.9%	748	115	15.4%	3,278	2,438	840	34.5%
Net interest income before provision	1,799	1,446	353	24.4%	1,001	798	79.7%	5,578	3,446	2,132	61.9%
Provision for loan losses	251	81	170	209.9%	110	141	128.2%	833	487	346	71.0%
Net interest income after provision	1,548	1,365	183	13.4%	891	657	73.7%	4,745	2,959	1,786	60.4%
Non interest income	384	380	4	1.1%	263	121	46.0%	1,336	808	528	65.3%
Gain on sale of investments	0	0	0	100.0%	0	0	100.0%	0	0	0	100.0%
Noninterest expense	2,315	2,196	119	5.4%	2,099	216	10.3%	8,789	6,407	2,382	37.2%
Provision for income taxes	0	0			0			0	0
Net income (loss)	(383)	(451)	68	-15.1%	(945)	562	-59.5%	(2,708)	(2,640)	(68)	2.6%
Basic earnings per share	(0.12)	(0.15)	0.03	-20.0%	(0.45)	0.33	-73.3%	(0.92)	(1.48)	0.56	-37.8%
Diluted earnings per share	$(0.12)	$(0.15)	$0.03	-20.0%	$(0.45)	$0.33	-73.3%	$(0.92)	$(1.48)	$0.56	-37.8%
Weighted average shares used for diluted earnings per share	3,079,199	3,079,199	0	0.0%	2,079,199	1,000,000	48.1%	2,948,514	1,784,892	1,163,622	65.2%
Net interest margin	3.69%	3.33%	0.36%	10.8%	3.22%	0.47%	14.6%	3.37%	3.64%	-0.27%	-7.4%
Efficiency ratio	106.05%	120.26%	-14.21%	-11.8%	166.06%	-60.01%	-36.1%	127.12%	150.61%	-23.49%	-15.6%
Average equity to average assets	10.32%	11.77%	-1.45%	-12.3%	11.72%	-1.40%	-11.9%	12.21%	13.17%	-0.96%	-7.3%
Average loans held for investment to average deposits	100.14%	94.58%	5.56%	5.9%	88.76%	11.38%	12.8%	93.96%	96.03%	-2.07%	-2.2%
Net charge-offs to average loans	0.33%	-0.01%	0.34%	-3400.0%	0.00%	0.33%	n/a	0.16%	0.09%	0.07%	77.8%

	Dec 31,	At Sept, 30	Increase/(decrease)		Dec 31,	Increase/(decrease)
	2003	2003	$	%	2002	$	%
Total assets	$222,610	$193,075	$29,535	15.3%	$144,535	$78,075	54.0%
Cash & cash equivalents	8,424	14,675	(6,251)	-42.6%	26,373	(17,949)	-68.1%	0.96	0.79
Earning assets	209,426	180,343	29,083	16.1%	134,447	74,979	55.8%
Investment securities	8,072	9,328	(1,256)	-13.5%	6,664	1,408	21.1%
Loans held for investment	200,490	163,648	36,842	22.5%	105,889	94,601	89.3%
Allowance for loan losses	1,568	1,467	101	6.9%	907	661	72.9%
Deposit accounts	201,154	167,181	33,973	20.3%	129,327	71,827	55.5%
Stockholders’ equity	$21,220	$21,587	$-367	-1.7%	$15,006	$6,214	41.4%
Total shares outstanding	3,079,199	3,079,199	0	0.0%	2,079,199	1,000,000	48.1%
Book value per share	$6.89	$7.01	$-0.12	-1.7%	$7.22	$-0.33	-4.6%
Loan loss allowance to total loans	0.78%	0.90%	-0.11%	-12.8%	0.86%	-0.07%	-8.7%
Loan loss allowance to nonperforming loans	3336.84%	729.68%	2607.16%	357.3%	412.15%	2924.68%	709.6%
Nonperforming loans to total loans	0.02%	0.12%	-0.10%	-80.9%	0.21%	-0.18%	-88.7%
Nonperforming assets to total assets	0.02%	0.10%	-0.08%	-79.7%	0.15%	-0.13%	-86.1%
Leverage (tier 1 to average total assets)	10.23%	11.58%	-1.35%	-11.7%	11.36%	-1.13%	-9.9%
Assets under advisement–Florida Trust Company	$131,000	$110,000	21,000	19.1%	$72,000	59,000	81.9%